Exhibit 6.12

BOARD OF DIRECTORS AGREEMENT

This Board of Directors Agreement (“Agreement”) made effective as of ____8/31/2021_______, by and between Knightscope, Inc. 1070 Terra Bella Ave, Mountain View, CA 94043 (the “Company”) and ___Kristi Ross_________________, (“Director”), provides for director services, according to the following terms and conditions. Director acknowledges and understands that the Company intends to retain the services of up to five (5) additional directors at or near the same time as Director is retained and that the Company will seat the entire board in its sole discretion.

I.	Services Provided

The Director agrees, subject to the Director's continued status as a director, to serve on the Company’s Board of Directors (the “Board”) and to provide those services customarily related to such position and required of a director under the Company’s Certificate of Incorporation and Bylaws, as both may be amended from time to time (“Articles and Bylaws”). Director will comply with the requirements under the Delaware General Corporation Law, the federal securities laws and other state and federal laws and regulations, as applicable, and the rules and regulations of the Securities and Exchange Commission (the “SEC”) that are applicable to the Company and any stock exchange or quotation system on which the Company’s securities may be traded from time to time, in each case, to the extent applicable to applicable to the Company and the performance of such Services. Director will also serve on such one or more committees of the Board as he or she and the Board shall mutually agree.

Director may be employed, retained or engaged as an employee, consultant, advisor, contractor, agent, representative or other role or capacity by or for any other entities or persons, may serve on or for boards (including advisory boards), committees and other governing, advisory, management or oversight bodies of other entities, organizations and businesses, and may engage and be involved in any other business, investment, professional, personal and charitable activities, relationships and arrangements (whether or not pursued for pecuniary advantage).

II.	Nature of Relationship

The Director is an independent contractor and will not be deemed as an employee of the Company for any purposes by virtue of this Agreement. The Director shall be solely responsible for the payment or withholding of all federal, state, or local income taxes, social security taxes, unemployment taxes, and any and all other taxes relating to the compensation he or she earns under this Agreement. The Director shall not, in his or her capacity as a director of the Company, enter into any agreement or incur any obligations on the Company’s behalf, without appropriate Board action.

The Company will supply, at no cost to the Director: periodic briefings on the business, director packages for each board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company’s Articles and Bylaws or the charter of any committee of the Board on which the Director serves and any other materials which may be necessary or reasonably requested by the Director for performing the services requested under this Agreement.

III.	Compensation

A.	Cash Fee

The Company shall pay the Director, if the Company does not otherwise compensate the Director as an officer or employee, a non-refundable fee of $60,000.00 per annum ($70,000.00 per annum if the Director serves as chairperson of any Board committee) to be paid in four quarterly installments in consideration for the Director providing the services described in Section I. This cash fee may be revised by action of the Board from time to time. Such revision shall be effective as of the date specified in the resolution for payments not yet earned and need not be documented by an amendment to this Agreement to be effective. In addition, if the non-employee Director serves as the chairperson of any standing committee of the Board, he or she may be entitled to additional cash compensation as decided by the Board (or the compensation committee thereof) in its sole discretion.

B.	Additional Payments

To the extent services described in Section I require out-of-town trips for regularly scheduled quarterly and annual meetings, the monthly compensation of subparagraph A, above shall be deemed inclusive of such additional travel time. This rate may be revised by action of the Board from time to time for payments not yet earned. Such revision shall be effective as of the date specified in the resolution and need not be documented by an amendment to this Agreement to be effective.

C.	Payment

Cash fees will be paid within five (5) business days following the end of the fiscal quarter. No invoices need be submitted by the Director for payment of the cash fee. Invoices for additional payments under subparagraph B of this Section III above shall be submitted by the Director. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness.

D.	Expenses

During the term of this Agreement, the Company will reimburse the Director for reasonable business- related expenses approved by the Company in advance, on a cost-only basis, without markup, such approval not to be unreasonably withheld. Invoices for expenses, with receipts attached, shall be submitted. Such invoices must be approved by the Company’s Chief Executive Officer or Chief Financial Officer as to form and completeness.

E.	Equity Compensation

For his/her services as a Director of the Company, the Director shall receive equity compensation in the form of 40,000 shares of non-statutory stock options that will cliff vest after the one-year anniversary of this Agreement. Director shall also be eligible to receive awards under the Company’s equity incentive plans as may from time to time be determined by the Board or the administrator of such plan in its sole discretion.

IV.	Indemnification and Insurance

The Company will execute an indemnification agreement in favor of the Director substantially in the form of the agreement attached hereto as Exhibit A (the “Indemnification Agreement”). In addition, so long as the Company’s indemnification obligations exist under the Indemnification Agreement, the Company shall provide the Director with directors’ and officers’ liability insurance coverage in the amounts specified in the Indemnification Agreement.

V.	Term of Agreement and Amendments

This Agreement shall be in effect from the date hereof through the last date of the Director’s current term as a member of the Board. This Agreement shall be automatically renewed on the date of the Director’s reelection as a member of the Board for the period of such new term unless the Board determines not to renew this Agreement. Any amendment to this Agreement must be approved by the Board. Amendments to Section III “Compensation” hereof do not require the Director’s consent to be effective.

VI.	Termination

This Agreement shall automatically terminate upon the death of the Director or upon his/her resignation or removal from, or failure to win election or reelection to, the Board. In the event of expiration or termination of this Agreement the Company’s and the Director’s continuing obligations hereunder in the event of expiration or termination of this Agreement shall be subject to the terms of Section XIII hereof.

VII.	Limitation of Liability and Force Majeure

Except for the maintenance of confidentiality, neither party shall be liable to the other for delay in any performance, or for failure to render any performance under this Agreement when such delay or failure is caused by Government regulations (whether or not valid), fire, strike, differences with workmen, illness of employees, flood, accident, or any other cause or causes beyond reasonable control of such delinquent party.

VIII.	Confidentiality and Use of Director Information

The Director explicitly consents to the Company holding and processing both electronically and manually the information that he or she provides to the Company or the data that the Company collects which relates to the Director for the purpose of the administration, management and compliance purposes, including but not limited to the Company’s disclosure of any and all information provided by the Director in the Company’s proxy statements, annual reports or other securities filings or reports pursuant to federal or state securities laws or regulations, and the Director agrees to promptly notify the Company of any misstatement of a material fact regarding the Director, and of the omission of any material fact necessary to make the statements contained in such documents regarding the Director not misleading.

IX.	Resolution of Dispute

Any dispute regarding this Agreement (including without limitation its validity, interpretation, performance, enforcement, termination and damages) shall be determined in accordance with the laws of the State of California, the United States of America. Any action under this paragraph shall not preclude any party hereto from seeking injunctive or other legal relief to which each party may be entitled.

X.	Entire Agreement

This Agreement (including agreements executed in substantially the form of the exhibits attached hereto) supersedes all prior or contemporaneous written or oral understandings or agreements, and, except as otherwise set forth herein, may not be added to, modified, or waived, in whole or in part, except by a writing signed by the party against whom such addition, modification or waiver is sought to be asserted.

XI.	Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns and, except as otherwise expressly provided herein, neither this Agreement, nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party.

XII.	Notices

Any and all notices, requests and other communications required or permitted hereunder shall be in writing, registered mail or by facsimile, to each of the parties at the addresses set forth above. Any such notice shall be deemed given when received and notice given by registered mail shall be considered to have been given on the tenth (10th) day after having been sent in the manner provided for above.

XIII.	Survival of Obligations

Notwithstanding the expiration or termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such expiration or termination (including, without limitation, the Director’s obligations under the Proprietary Information Agreement, attached hereto as Exhibit B and incorporated herein by reference, the Company’s obligation to make any fees and expense payments required pursuant to Section IV due up to the date of the expiration or termination, and the Company’s indemnification and insurance obligations set forth in Section V hereof) or which thereafter might accrue in respect of any act or omission of such party prior to such expiration or termination.

XIV.	Attorneys’ Fees

If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of a dispute, breach or default in connection with any of the provisions hereof, the successful or substantially prevailing party (including a party successful or substantially prevailing in defense) shall be entitled to recover its actual attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

XV.	Severability

Any provision of this Agreement which is determined to be invalid or unenforceable shall not affect the remainder of this Agreement, which shall remain in effect as though the invalid or unenforceable provision had not been included herein, unless the removal of the invalid or unenforceable provision would substantially defeat the intent, purpose or spirit of this Agreement.

XVI.	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic signature is legal, valid and binding for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

Director:			Knightscope, Inc.
By:	/s/ Kristi Ross	By:	/s/ William Santana Li.
Director			William Santana Li
Chairman & CEO

EXHIBIT A

KNIGHTSCOPE, INC.

BOARD MEMBER INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is dated as of ____8/31/2021__ and is between Knightscope, Inc., a Delaware corporation (the “Company”), and __Kristi Ross__________ (“Indemnitee”).

A.                  Indemnitee’s service to the Company will substantially benefit the Company.

B.                  Individuals are reluctant to serve as directors of corporations or in certain other capacities unless they are provided with adequate protection through insurance or indemnification against the risks of claims and actions against them arising out of such service.

C.                  Indemnitee does not regard the protection currently provided by applicable law, the Company’s governing documents and any insurance as adequate under the present circumstances, and Indemnitee is not willing to serve as a director without additional protection.

D.                  In order to induce Indemnitee to provide services to the Company, it is reasonable, prudent and necessary for the Company to contractually obligate itself to indemnify, and to advance expenses on behalf of, Indemnitee as permitted by applicable law.

E.                  This Agreement is a supplement to and in furtherance of the indemnification provided in the Company’s certificate of incorporation and bylaws, and any resolutions adopted pursuant thereto, and this Agreement shall not be deemed a substitute therefor, nor shall this Agreement be deemed to limit, diminish or abrogate any rights of Indemnitee thereunder.

The parties therefore agree as follows:

Definitions.

A “Change in Control” shall be deemed to occur upon the earliest to occur after the date of this Agreement of any of the following events:

Acquisition of Stock by Third Party. Any Person (as defined below) becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing forty-five percent (45%) or more of the combined voting power of the Company’s then outstanding securities;

Change in Board Composition. During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Company’s board of directors, and any new directors (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in Sections 000, 000 or 000) whose election by the board of directors or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Company’s board of directors;

Corporate Transactions. The effective date of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

Liquidation. The approval by the stockholders of the Company of a complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; and

Other Events. Any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirement.

For purposes of this Section 00, the following terms shall have the following meanings:

“Person” shall have the meaning as set forth in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended; provided, however, that “Person” shall exclude (i) the Company, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and (iii) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended; provided, however, that “Beneficial Owner” shall exclude any Person otherwise becoming a Beneficial Owner by reason of (i) the stockholders of the Company approving a merger of the Company with another entity or (ii) the Company’s board of directors approving a sale of securities by the Company to such Person.

“Corporate Status” describes the status of a person who is or was a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of the Company or any other Enterprise.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disinterested Director” means a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by Indemnitee.

“Enterprise” means the Company and any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary.

“Expenses” include all reasonable and actually incurred attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond or other appeal bond or their equivalent, and (ii) for purposes of Section 0, Expenses incurred by Indemnitee in connection with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.

“Independent Counsel” means a law firm, or a partner or member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent (i) the Company or Indemnitee in any matter material to either such party (other than as Independent Counsel with respect to matters concerning Indemnitee under this Agreement, or other indemnitees under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’s rights under this Agreement.

“Proceeding” means any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or proceeding, whether brought in the right of the Company or otherwise and whether of a civil, criminal, administrative or investigative nature, including any appeal therefrom, in which Indemnitee was, is or will be involved as a party, a potential party, a non-party witness or otherwise by reason of (i) the fact that Indemnitee is or was a director of the Company, (ii) any action taken by Indemnitee or any action or inaction on Indemnitee’s part while acting as a director of the Company, or (iii) the fact that he or she is or was serving at the request of the Company as a director of the Company or any other Enterprise, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification or advancement of expenses can be provided under this Agreement.

Reference to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

Indemnity in Third-Party Proceedings. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 0 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 0, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Indemnity in Proceedings by or in the Right of the Company. The Company shall indemnify Indemnitee in accordance with the provisions of this Section 0 if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor. Pursuant to this Section 0, Indemnitee shall be indemnified to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. No indemnification for Expenses shall be made under this Section 0 in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged by a court of competent jurisdiction to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the extent that Indemnitee is a party to or a participant in and is successful (on the merits or otherwise) in defense of any Proceeding or any claim, issue or matter therein, the Company shall indemnify Indemnitee against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith. For purposes of this section, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

Indemnification for Expenses of a Witness. To the extent that Indemnitee is, by reason of his or her Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified to the extent permitted by applicable law against all Expenses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

Additional Indemnification.

Notwithstanding any limitation in Sections 0, 0 or 0, the Company shall indemnify Indemnitee to the fullest extent permitted by applicable law if Indemnitee is, or is threatened to be made, a party to or a participant in any Proceeding (including a Proceeding by or in the right of the Company to procure a judgment in its favor) against all Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee or on his or her behalf in connection with the Proceeding or any claim, issue or matter therein.

For purposes of Section 00, the meaning of the phrase “to the fullest extent permitted by applicable law” shall include, but not be limited to:

the fullest extent permitted by the provision of the DGCL that authorizes or contemplates additional indemnification by agreement, or the corresponding provision of any amendment to or replacement of the DGCL; and

the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its directors.

Exclusions. Notwithstanding any provision in this Agreement, the Company shall not be obligated under this Agreement to make any indemnity in connection with any Proceeding (or any part of any Proceeding):

for which payment has actually been made to or on behalf of Indemnitee under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

for any reimbursement of the Company by Indemnitee of any bonus or other incentive- based or equity-based compensation or of any profits realized by Indemnitee from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act), if Indemnitee is held liable therefor (including pursuant to any settlement arrangements);

initiated by Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by Indemnitee against the Company or its directors, officers, employees, agents or other indemnitees, unless (i) the Company’s board of directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (iii) otherwise authorized in Section 0 or (iv) otherwise required by applicable law; or

if prohibited by applicable law.

Advances of Expenses. The Company shall advance the Expenses incurred by Indemnitee in connection with any Proceeding prior to its final disposition, and such advancement shall be made as soon as reasonably practicable, but in any event no later than 90 days, after the receipt by the Company of a written statement or statements requesting such advances from time to time (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice). Advances shall be unsecured and interest free and made without regard to Indemnitee’s ability to repay such advances. Indemnitee hereby undertakes to repay any advance to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Company. This Section 0 shall not apply to the extent advancement is prohibited by law and shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is not permitted under this Agreement, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 0 or 0 prior to a determination that Indemnitee is not entitled to be indemnified by the Company.

Notwithstanding the foregoing, unless otherwise determined pursuant to Section 0, no advance shall be made by the Company to Indemnitee in any Proceeding if a determination is reasonably and promptly made (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, or (ii) by a committee or subcommittee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by Independent Counsel in a written opinion, that facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in the best interests of the Company.

Procedures for Notification and Defense of Claim.

Indemnitee shall notify the Company in writing of any matter with respect to which Indemnitee intends to seek indemnification or advancement of Expenses as soon as reasonably practicable following the receipt by Indemnitee of notice thereof. The written notification to the Company shall include, in reasonable detail, a description of the nature of the Proceeding and the facts underlying the Proceeding. The failure by Indemnitee to notify the Company will not relieve the Company from any liability which it may have to Indemnitee hereunder or otherwise than under this Agreement, and any delay in so notifying the Company shall not constitute a waiver by Indemnitee of any rights, except to the extent that such failure or delay materially prejudices the Company.

If, at the time of the receipt of a notice of a Proceeding pursuant to the terms hereof, the Company has directors’ and officers’ liability insurance in effect that may be applicable to the Proceeding, the Company shall give prompt notice of the commencement of the Proceeding to the insurers in accordance with the procedures set forth in the applicable policies. The Company shall thereafter take all commercially-reasonable action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

In the event the Company may be obligated to make any indemnity in connection with a Proceeding, the Company shall be entitled to assume the defense of such Proceeding with counsel approved by Indemnitee, which approval shall not be unreasonably withheld, conditioned or delayed, upon the delivery to Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee for any fees or expenses of counsel subsequently incurred by Indemnitee with respect to the same Proceeding. Notwithstanding the Company’s assumption of the defense of any such Proceeding, the Company shall be obligated to pay the fees and expenses of Indemnitee’s separate counsel to the extent (i) the employment of separate counsel by Indemnitee is authorized by the Company, (ii) counsel for the Company or Indemnitee shall have reasonably concluded that there is a conflict of interest between the Company and Indemnitee in the conduct of any such defense such that Indemnitee needs to be separately represented, (iii) the Company is not financially or legally able to perform its indemnification obligations or (iv) the Company shall not have retained, or shall not continue to retain, counsel to defend such Proceeding. The Company shall have the right to conduct such defense as it sees fit in its sole discretion. Regardless of any provision in this Agreement, Indemnitee shall have the right to employ counsel in any Proceeding at Indemnitee’s personal expense. The Company shall not be entitled, without the consent of Indemnitee, to assume the defense of any claim brought by or in the right of the Company.

Indemnitee shall give the Company such information and cooperation in connection with the Proceeding as may be reasonably appropriate.

The Company shall not be liable to indemnify Indemnitee for any settlement of any Proceeding (or any part thereof) without the Company’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

The Company shall have the right to settle any Proceeding (or any part thereof) without the consent of Indemnitee.

Procedures upon Application for Indemnification.

To obtain indemnification, Indemnitee shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to Indemnitee and as is reasonably necessary to determine whether and to what extent Indemnitee is entitled to indemnification following the final disposition of the Proceeding. Any delay in providing the request will not relieve the Company from its obligations under this Agreement, except to the extent such failure is prejudicial.

Upon written request by Indemnitee for indemnification pursuant to Section 00, a determination with respect to Indemnitee’s entitlement thereto shall be made in the specific case (i) if a Change in Control shall have occurred, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee or (ii) if a Change in Control shall not have occurred, (A) by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (B) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Company’s board of directors, (C) if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by Independent Counsel in a written opinion to the Company’s board of directors, a copy of which shall be delivered to Indemnitee or (D) if so directed by the Company’s board of directors, by the stockholders of the Company. If it is determined that Indemnitee is entitled to indemnification, payment to Indemnitee shall be made within ten days after such determination. Indemnitee shall cooperate with the person, persons or entity making the determination with respect to Indemnitee’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and that is reasonably available to Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by Indemnitee in so cooperating with the person, persons or entity making such determination shall be borne by the Company, to the extent permitted by applicable law.

In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 00, the Independent Counsel shall be selected as provided in this Section 00. If a Change in Control shall not have occurred, the Independent Counsel shall be selected by the Company’s board of directors, and the Company shall give written notice to Indemnitee advising him or her of the identity of the Independent Counsel so selected. If a Change in Control shall have occurred, the Independent Counsel shall be selected by Indemnitee (unless Indemnitee shall request that such selection be made by the Company’s board of directors, in which event the preceding sentence shall apply), and Indemnitee shall give written notice to the Company advising it of the identity of the Independent Counsel so selected. In either event, Indemnitee or the Company, as the case may be, may, within ten days after such written notice of selection shall have been given, deliver to the Company or to Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 0 of this Agreement, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or a court has determined that such objection is without merit. If, within 20 days after the later of (i) submission by Indemnitee of a written request for indemnification pursuant to Section 00 hereof and (ii)  the final disposition of the Proceeding, the parties have not agreed upon an Independent Counsel, either the Company or Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or Indemnitee to the other’s selection of Independent Counsel and for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom all objections are so resolved or the person so appointed shall act as Independent Counsel under Section 00 hereof. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 0 of this Agreement, the Independent Counsel shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

The Company agrees to pay the reasonable fees and expenses of any Independent Counsel.

Presumptions and Effect of Certain Proceedings.

In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall, to the fullest extent not prohibited by law, presume that Indemnitee is entitled to indemnification under this Agreement, and the Company shall, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption.

The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself create a presumption that Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his or her conduct was unlawful.

For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith to the extent Indemnitee relied in good faith on (i) the records or books of account of the Enterprise, including financial statements, (ii) information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, (iii) the advice of legal counsel for the Enterprise or its board of directors or counsel selected by any committee of the board of directors or (iv) information or records given or reports made to the Enterprise by an independent certified public accountant, an appraiser, investment banker or other expert selected with reasonable care by the Enterprise or its board of directors or any committee of the board of directors. The provisions of this Section 00 shall not be deemed to be exclusive or to limit in any way the other circumstances in which Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

Neither the knowledge, actions nor failure to act of any other director, officer, agent or employee of the Enterprise shall be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

Remedies of Indemnitee.

Subject to Section 00, in the event that (i) a determination is made pursuant to Section 0 of this Agreement that Indemnitee is not entitled to indemnification under this Agreement, (ii) advancement of Expenses is not timely made pursuant to Section 0 or 00 of this Agreement, (iii) no determination of entitlement to indemnification shall have been made pursuant to Section 0 of this Agreement within 90 days after the later of the receipt by the Company of the request for indemnification or the final disposition of the Proceeding, (iv) payment of indemnification pursuant to this Agreement is not made (A) within ten days after a determination has been made that Indemnitee is entitled to indemnification or (B) with respect to indemnification pursuant to Sections 0, 0 and 00 of this Agreement, within 30 days after receipt by the Company of a written request therefor, or (v) the Company or any other person or entity takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, Indemnitee shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of Expenses. Alternatively, Indemnitee, at his or her option, may seek an award in arbitration with respect to his or her entitlement to such indemnification or advancement of Expenses, to be conducted by a single arbitrator pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Indemnitee shall commence such proceeding seeking an adjudication or an award in arbitration within 180 days following the date on which Indemnitee first has the right to commence such proceeding pursuant to this Section 00; provided, however, that the foregoing clause shall not apply in respect of a proceeding brought by Indemnitee to enforce his or her rights under Section 0 of this Agreement. The Company shall not oppose Indemnitee’s right to seek any such adjudication or award in arbitration in accordance with this Agreement.

Neither (i) the failure of the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor (ii) an actual determination by the Company, its board of directors, any committee or subgroup of the board of directors, Independent Counsel or stockholders that Indemnitee has not met the applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct. In the event that a determination shall have been made pursuant to Section 0 of this Agreement that Indemnitee is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 0 shall be conducted in all respects as a de novo trial, or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 0, the Company shall, to the fullest extent not prohibited by law, have the burden of proving Indemnitee is not entitled to indemnification or advancement of Expenses, as the case may be.

To the fullest extent not prohibited by law, the Company shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 0 that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Company is bound by all the provisions of this Agreement. If a determination shall have been made pursuant to Section 0 of this Agreement that Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 0, absent (i) a misstatement by Indemnitee of a material fact, or an omission of a material fact necessary to make Indemnitee’s statements not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

To the extent not prohibited by law, the Company shall indemnify Indemnitee against all Expenses that are incurred by Indemnitee in connection with any action for indemnification or advancement of Expenses from the Company under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Company to the extent Indemnitee is successful in such action, and, if requested by Indemnitee, shall (as soon as reasonably practicable, but in any event no later than 90 days, after receipt by the Company of a written request therefor) advance such Expenses to Indemnitee, subject to the provisions of Section 0.

Notwithstanding anything in this Agreement to the contrary, no determination as to entitlement to indemnification shall be required to be made prior to the final disposition of the Proceeding.

Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to Indemnitee, the Company, in lieu of indemnifying Indemnitee, shall contribute to the amounts incurred by Indemnitee, whether for Expenses, judgments, fines or amounts paid or to be paid in settlement, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the events and transactions giving rise to such Proceeding; and (ii) the relative fault of Indemnitee and the Company (and its other directors, officers, employees and agents) in connection with such events and transactions.

Non-exclusivity. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may at any time be entitled under applicable law, the Company’s certificate of incorporation or bylaws, any agreement, a vote of stockholders or a resolution of directors, or otherwise. To the extent that a change in Delaware law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under the Company’s certificate of incorporation and bylaws and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change, subject to the restrictions expressly set forth herein or therein. Except as expressly set forth herein, no right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. Except as expressly set forth herein, the assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (or for which advancement is provided hereunder) if and to the extent that Indemnitee has otherwise actually received payment for such amounts under any insurance policy, contract, agreement or otherwise.

Insurance. To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, trustees, general partners, managing members, officers, employees, agents or fiduciaries of the Company or any other Enterprise, Indemnitee shall be covered by such policy or policies to the same extent as the most favorably-insured persons under such policy or policies in a comparable position.

Subrogation. In the event of any payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

Services to the Company. Indemnitee agrees to serve as a director of the Company or, at the request of the Company, as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of another Enterprise, for so long as Indemnitee is duly elected or appointed or until Indemnitee tenders his or her resignation or is removed from such position. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), in which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position. This Agreement shall not be deemed an employment contract between the Company (or any of its subsidiaries or any Enterprise) and Indemnitee. Indemnitee specifically acknowledges that any employment with the Company (or any of its subsidiaries or any Enterprise) is at will, and Indemnitee may be discharged at any time for any reason, with or without cause, with or without notice, except as may be otherwise expressly provided in any executed, written employment contract between Indemnitee and the Company (or any of its subsidiaries or any Enterprise), any existing formal severance policies adopted by the Company’s board of directors or, with respect to service as a director of the Company, the Company’s certificate of incorporation or bylaws or the DGCL. No such document shall be subject to any oral modification thereof.

Duration. This Agreement shall continue until and terminate upon the later of (a) ten years after the date that Indemnitee shall have ceased to serve as a director of the Company or as a director, trustee, general partner, managing member, officer, employee, agent or fiduciary of any other Enterprise, as applicable; or (b) one year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 0 of this Agreement relating thereto.

Successors. This Agreement shall inure to the benefit of Indemnitee and Indemnitee’s heirs, executors and administrators.

Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order or other applicable law, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (ii) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (iii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.

Enforcement. The Company expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Indemnitee to serve as a director of the Company, and the Company acknowledges that Indemnitee is relying upon this Agreement in serving as a director of the Company.

Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement is a supplement to and in furtherance of the Company’s certificate of incorporation and bylaws and applicable law.

Modification and Waiver. No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by the parties hereto. No amendment, alteration or repeal of this Agreement shall adversely affect any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in his or her Corporate Status prior to such amendment, alteration or repeal. No waiver of any of the provisions of this Agreement shall constitute or be deemed a waiver of any other provision of this Agreement nor shall any waiver constitute a continuing waiver.

Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

if to Indemnitee, to Indemnitee’s address, facsimile number or electronic mail address as shown on the signature page of this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof; or if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 1070 Terra Bella Avenue, Mountain View, California 94043, or at such other current address as the Company shall have furnished to Indemnitee.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day.

Applicable Law and Consent to Jurisdiction. This Agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. Except with respect to any arbitration commenced by Indemnitee pursuant to Section 0 of this Agreement, the Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in the Delaware Court of Chancery, and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the State of Delaware, Corporation Service Company, Wilmington, Delaware as its agent in the State of Delaware as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the State of Delaware, (iv) waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile signature and in counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.

Captions. The headings of the paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction thereof.

(signature page follows)

The parties are signing this Indemnification Agreement as of the date stated in the introductory sentence.

KNIGHTSCOPE, INC.

/s/ William Santana Li

William Santana Li
(Print name)

Chairman and Chief Executive Officer
(Title)

INDEMNITEE

/s/ Kristi Ross

Kristi Ross
(Print name)

1043 Forest Ave.
(Street address)

Oak Park, IL 60302
(City, State and ZIP)

EXHIBIT B

DIRECTOR PROPRIETARY INFORMATION AGREEMENT

THIS DIRECTOR PROPRIETARY INFORMATION AGREEMENT (the “Agreement”) is made effective as of _____8/31/2021_____, by and between Knightscope, Inc., a Delaware corporation (“Knightscope”), and _________Kristi Ross____________ (the “Director”).

WHEREAS, the Director has agreed to serve on the Board of Directors of Knightscope (the “Board”); and

WHEREAS, the parties desire to assure the confidential status of the information which may be disclosed by Knightscope to the Director in connection with the Director serving on the Board.

NOW THEREFORE, in reliance upon and in consideration of the following undertaking, the parties agree as follows:

1.	Subject to the limitations set forth in Paragraph 2, all information disclosed by Knightscope to the Director shall be deemed to be “Proprietary Information.” In particular, Proprietary Information shall be deemed to include any information, process, technique, algorithm, program, design, drawing, formula or test data relating to any research project, work in process, future development, engineering, manufacturing, marketing, servicing, financing or personnel matter relating to Knightscope, any of its affiliates or subsidiaries, present or future products, sales, suppliers, customers, employees, investors, or business of Knightscope or any of its affiliates or subsidiaries, whether or oral, written, graphic or electronic form.

2.	The term “Proprietary Information” shall not be deemed to include the following information: (i) information which is now, or hereafter becomes, through no breach of this Agreement on the part of the Director, generally known or available to the public; (ii) is known by the Director at the time of receiving such information; (iii) is hereafter furnished to the Director by a third party, as a matter of right and without restriction on disclosure; or (iv) is the subject of a written permission to disclose provided by Knightscope.

3.	The Director shall maintain in trust and confidence and not disclose to any third party or use for any unauthorized purpose any Proprietary Information received from Knightscope. The Director may use such Proprietary Information only to the extent required to accomplish the purposes of his position at Knightscope. The Director shall not use Proprietary Information for any purpose or in any manner which would constitute a violation of any laws or regulations, including without limitation the export control laws of the United States. No other rights of licenses to trademarks, inventions, copyrights, or patents are implied or granted under this Agreement.

4.	Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5.	The Director represents, warrants and covenants that he shall protect the Proprietary Information received with at least the same degree of care used to protect his or her own Proprietary Information from unauthorized use or disclosure.

6.	All Proprietary Information (including all copies thereof) shall remain the property of Knightscope, and shall be returned to Knightscope (or destroyed) after the Director's need for it has expired, or upon request of Knightscope, and in any event, upon the expiration or termination of that certain Board of Directors Agreement, of even date herewith, between Knightscope and the Director (the “Director Agreement”).

7.	Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded if such disclosure:

a.	is in response to a valid order, including a subpoena, of a court or other governmental body of the United States or any political subdivision thereof; provided, however, that to the extent reasonably feasible, the Director shall first have given Knightscope notice of the Director’s receipt of such order and Knightscope shall have had an opportunity to obtain a protective order requiring that the Proprietary Information so disclosed be used only for the purpose for which the order was issued;

b.	is otherwise required by law; or

c.	is otherwise necessary to establish rights or enforce obligations under this Agreement, but only to the extent that any such disclosure is necessary.

8.	This Agreement shall continue in full force and effect during the term of the Director Agreement. This Agreement may be terminated at any time thereafter upon thirty (30) days written notice to the other party. The termination of this Agreement shall not relieve the Director of the obligations imposed by Paragraphs 3, 4, 5 and 11 of this Agreement with respect to Proprietary information disclosed prior to the effective date of such termination and the provisions of these Paragraphs shall survive the termination of this Agreement indefinitely with respect to Proprietary Information that constitutes “trade secrets” and for a period of eighteen (18) months from the date of such termination with respect to other Proprietary Information.

9.	This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.

10.	This Agreement contains the final, complete and exclusive agreement of the parties relative to the subject matter hereof and may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

11.	Each party hereby acknowledges and agrees that in the event of any breach of this Agreement by the Director, including, without limitation, an actual or threatened disclosure of Proprietary Information without the prior express written consent of Knightscope, Knightscope will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, each party hereby agrees that Knightscope shall be entitled to specific performance of the Director's obligations under this Agreement, as well as such further injunctive relief as may be granted by a court of competent jurisdiction.

Director:	Knightscope, Inc.

/s/ Kristi Ross
William Santana Li
Signature:	Chairman and CEO